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                                                                EXHIBIT (d)(13)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                           OVERLOAN PROTECTION RIDER

This rider has been added to and made a part of the policy to which it is attached.

Rider Benefit. Upon activation of this rider We guarantee that the policy to which this rider is attached will not lapse due to outstanding policy loans.

When Activation is Available. This rider may be activated when:

    1. The outstanding policy loans equal or exceed 94% of the Cash Value; and

    2. The policy has remained in force until the later of:

       a) The policy anniversary nearest the Insured's age 75; or

       b) The 15th policy anniversary.

Rider Activation Terms and Conditions. To activate this rider the following terms and conditions must be satisfied as of the Activation Date:

    1. The policy's Death Benefit Option must be Option 1; and

    2. The sum of all partial surrenders taken must be at least equal to the sum of all premiums paid; and

    3. The policy must not be a Modified Endowment Contract under Section 7702A of the Internal Revenue Code; and

    4. Both the guideline level premium and guideline single premium as defined by Section 7702 of the Internal Revenue Code must be greater than zero; and

    5. The sum of all outstanding policy loans must equal or exceed the sum of the Specified Amount plus the death benefit amount of any term insurance rider issued on the life of the Insured; and

    6. There must be no riders requiring charges after the Activation Date, other than an Extension of Maturity Date Rider which provides for a Death Benefit starting on the original Maturity Date equal to the base policy Death Benefit and any term insurance rider issued on the life of the Insured. Any such term rider must not have a change in its death benefit amount scheduled to take effect after the Activation Date.

Activation Date. Your request to activate this rider must be made in Writing. The Activation Date is the Monthly Deduction Day on or next following the date We receive Your Written request and all rider activation terms and conditions are satisfied.

On the Activation Date the portion of the Accumulation Value not offset by the outstanding policy loans will be transferred to, or will remain in, the Excess Interest Account or the General Account, depending on the policy to which this rider is attached.

Rider Terms and Conditions as of the Activation Date. The following terms and conditions will apply as of the Activation Date:

    1. All future Monthly Deductions for the policy, any remaining Extension of Maturity Date Rider which provides for a Death Benefit starting on the original Maturity Date equal to the base policy Death Benefit and any remaining term insurance rider on the Insured will be waived; and

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    2. All loan repayments will be allocated to the Excess Interest Account or the General Account, depending on the policy to which this rider is attached; and

    3. The policy must not be a Modified Endowment Contract under Section 7702A of the Internal Revenue Code; and

    4. No additional premiums will be accepted; and

    5. No changes will be allowed in the Specified Amount or Death Benefit Option; and

    6. No new policy loans will be allowed; and

    7. No new partial surrenders will be allowed; and

    8. No transfers or allocations of Accumulation Value from the Excess Interest Account or the General Account, depending on the policy to which this rider is attached, will be allowed.

Policy Death Benefit as of the Activation Date. The policy's Death Benefit as of the Activation Date will be the applicable Death Benefit Corridor Rate times the greater of the Accumulation Value and the outstanding policy loan amount.

One-Time Charge. Upon activation, a one-time charge equal to a percentage of the Accumulation Value will be deducted from the Accumulation Value. There must be sufficient Cash Surrender Value to cover the one-time charge. The one-time charge will be declared on the Activation Date. Such charge will never exceed 5.0% of the Accumulation Value. There is no charge if the rider is never activated.

Rider Termination. This rider will terminate on the earlier of the following dates:

    1. Upon Our receipt of Your Written request to terminate this rider; or

    2. Upon the termination of the policy.

If the policy terminates other than by death of the Insured, any amount by which the outstanding policy loan exceeds the Accumulation Value is due and payable to Us.

Policy Provisions Applicable. This rider is subject to all the conditions and provisions of the policy to which it is attached except as provided herein.

Consideration. The consideration for this rider is the application for the policy and this rider, and payment of the first premium for the policy.

The effective date of this rider is the Date of Issue of the policy unless a later date is provided.

                                                         President